Weis Markets, Inc. Retirement Savings Plan

SUMMARY PLAN DESCRIPTION

TABLE OF CONTENTS

INTRODUCTION TO YOUR PLAN

What kind of Plan is this?	1
What kind of information does this Summary provide?	1

ARTICLE I

PARTICIPATION IN THE PLAN

How do I participate in the Plan?	1
How is my service determined for purposes of Plan eligibility?	3
What service is counted for purposes of Plan eligibility?	3
What happens if I’m a Participant, terminate employment and then I’m rehired?	4

ARTICLE II

EMPLOYEE CONTRIBUTIONS

What are salary deferrals and how do I contribute them to the Plan?	4
What are "rollover" contributions?	5
What are In‑Plan Roth Rollover Contributions?	5
What are In‑Plan Roth Transfers?	6

ARTICLE III

EMPLOYER CONTRIBUTIONS

What is the Employer matching contribution and how is it allocated?	6
What is the Employer profit sharing contribution and how is it allocated?	7
How is my service determined for allocation purposes?	7
What are forfeitures and how are they allocated?	7

ARTICLE IV

COMPENSATION AND ACCOUNT BALANCE

What compensation is used to determine my Plan benefits?	7
Is there a limit on the amount of compensation which can be considered?	8
Is there a limit on how much can be contributed to my account each year?	8
How is the money in the Plan invested?	9
Will Plan expenses be deducted from my account balance?	9

ARTICLE V

VESTING

What is my vested interest in my account?	9
How is my service determined for vesting purposes?	10
What service is counted for vesting purposes?	11
What happens to my non‑vested account balance if I'm rehired?	11
What happens if the Plan becomes a "top‑heavy plan"?	11

1

ARTICLE VI

DISTRIBUTIONS PRIOR TO TERMINATION AND HARDSHIP DISTRIBUTIONS

Can I withdraw money from my account while working?	12
Can I withdraw money from my account in the event of financial hardship?	12

ARTICLE VII

BENEFITS AND DISTRIBUTIONS UPON TERMINATION OF EMPLOYMENT

When can I get money out of the Plan?	13
What happens if I terminate employment before death, disability or retirement?	13
What happens if I terminate employment at Normal Retirement Date?	13
What happens if I terminate employment at Early Retirement Date?	14
What happens if I terminate employment due to disability?	14
How will my benefits be paid to me?	14

ARTICLE VIII

BENEFITS AND DISTRIBUTIONS UPON DEATH

What happens if I die while working for the Employer?	14
Who is the beneficiary of my death benefit?	14
How will the death benefit be paid to my beneficiary?	15
When must the last payment be made to my beneficiary?	15
What happens if I'm a Participant, terminate employment and die before receiving all my benefits?	15

ARTICLE IX

TAX TREATMENT OF DISTRIBUTIONS

What are my tax consequences when I receive a distribution from the Plan?	15
Can I elect a rollover to reduce or defer tax on my distribution?	15

ARTICLE X

LOANS

6
Is it possible to borrow money from the Plan?	16
What are the loan rules and requirements?	16

ARTICLE XI

PROTECTED BENEFITS AND CLAIMS PROCEDURES

Are my benefits protected?	17
Are there any exceptions to the general rule?	17
Can the Plan be amended?	17
What happens if the Plan is discontinued or terminated?	17
How do I submit a claim for Plan benefits?	17
What if my benefits are denied?	18
What is the Claims Review Procedure?	19
What are my rights as a Plan Participant?	20
What can I do if I have questions or my rights are violated?	21

2

ARTICLE XII

GENERAL INFORMATION ABOUT THE PLAN

Plan Name	21
Plan Number	21
Plan Effective Dates	21
Other Plan Information	21
Employer Information	22
Administrator Information	22
Plan Trustee Information and Plan Funding Medium	22

3

Weis Markets, Inc. Retirement Savings Plan

SUMMARY PLAN DESCRIPTION

INTRODUCTION TO YOUR PLAN

What kind of Plan is this?

Weis Markets, Inc. Retirement Savings Plan ("Plan") has been adopted to provide you with the opportunity to save for retirement on a tax-advantaged basis. This Plan is a type of qualified retirement plan commonly referred to as a 401(k) Plan.

What information does this Summary provide?

This Summary Plan Description ("SPD") contains information regarding when you may become eligible to participate in the Plan, your Plan benefits, your distribution options, and many other features of the Plan. You should take the time to read this SPD to get a better understanding of your rights and obligations under the Plan.

In this Summary, your Employer has addressed the most common questions you may have regarding the Plan. If this SPD does not answer all of your questions, please contact the Administrator or other Plan representative. The Administrator is responsible for responding to questions and making determinations related to the administration, interpretation, and application of the Plan. The name and address of the Administrator can be found at the end of this SPD in the Article entitled "General Information About the Plan."

This SPD describes the Plan's benefits and obligations as contained in the legal Plan document, which governs the operation of the Plan. The Plan document is written in much more technical and precise language and is designed to comply with applicable legal requirements. If the non‑technical language in this SPD and the technical, legal language of the Plan document conflict, the Plan document always governs. If you wish to receive a copy of the legal Plan document, please contact the Administrator.

The Plan and your rights under the Plan are subject to federal laws, such as the Employee Retirement Income Security Act (ERISA) and the Internal Revenue Code, as well as some state laws. The provisions of the Plan are subject to revision due to a change in laws or due to pronouncements by the Internal Revenue Service (IRS) or Department of Labor (DOL). Your Employer may also amend or terminate this Plan. Your Employer will notify you if the provisions of the Plan that are described in this SPD change.

Types of contributions. The following types of contributions may be made under this Plan:

Employee salary deferrals including Roth 401(k) deferrals

Employer matching contributions

Employer profit sharing contributions

Employee "rollover" contributions

ARTICLE I

PARTICIPATION IN THE PLAN

How do I participate in the Plan?

Provided you are not an Excluded Employee, you may become a "Participant" in the Plan once you have satisfied the eligibility requirements and reached your "Entry Date." The following describes the eligibility requirements and Entry Dates that apply. You should contact the Administrator if you have questions about the timing of your Plan participation.

All Contributions

Entry Date. Your Entry Date will be the date on which you satisfy the eligibility requirements.

Salary Deferrals

Excluded Employees. If you are a member of a class of employees identified below, you are an Excluded Employee and you are not entitled to participate in the Plan for purposes of salary deferrals and "rollover" contributions. The Excluded Employees are:

union employees whose employment is governed by a collective bargaining agreement under which retirement benefits were the subject of good faith bargaining, unless the collective bargaining agreement requires the employee to be included within the Plan

certain nonresident aliens who have no earned income from sources within the United States

leased employees

Temporary Employees and Individuals not directly employed by the Employer unless the direct employer elects to become a Participating Employer are excluded

See "Other Excluded Employee Provisions" at the end of this Section for special provisions that may apply in determining who is an Excluded Employee.

Employer Matching Contributions

Excluded Employees. If you are a member of a class of employees identified below, you are an Excluded Employee and you are not entitled to participate in the Plan for purposes of matching contributions. The Excluded Employees are:

union employees whose employment is governed by a collective bargaining agreement under which retirement benefits were the subject of good faith bargaining, unless the collective bargaining agreement requires the employee to be included within the Plan

certain nonresident aliens who have no earned income from sources within the United States

highly compensated employees (generally more than 5% owners and certain family members (regardless of how much they earn), or individuals receiving wages in excess of certain amounts established by law)

leased employees

Temporary Employees and Individuals not directly employed by the Employer unless the direct employer elects to become a Participating Employer are excluded

See "Other Excluded Employee Provisions" at the end of this Section for special provisions that may apply in determining who is an Excluded Employee.

Eligibility conditions. You will be eligible to participate for purposes of matching contributions when you have satisfied the following eligibility condition(s). However, you will actually become a Participant in the Plan once you reach the Entry Date as described above under "All Contributions".

attainment of age 21.

completion of one (1) Year of Service.

Employer Profit Sharing Contributions

Excluded Employees. If you are a member of a class of employees identified below, you are an Excluded Employee and you are not entitled to participate in the Plan for purposes of profit sharing contributions. The Excluded Employees are:

union employees whose employment is governed by a collective bargaining agreement under which retirement benefits were the subject of good faith bargaining, unless the collective bargaining agreement requires the employee to be included within the Plan

certain nonresident aliens who have no earned income from sources within the United States

highly compensated employees (generally more than 5% owners and certain family members (regardless of how much they earn), or individuals receiving wages in excess of certain amounts established by law)

leased employees

Temporary Employees and Individuals not directly employed by the Employer unless the direct employer elects to become a Participating Employer are excluded

See "Other Excluded Employee Provisions" at the end of this Section for special provisions that may apply in determining who is an Excluded Employee.

Eligibility conditions. You will be eligible to participate for purposes of profit sharing contributions when you have satisfied the following eligibility condition(s). However, you will actually become a Participant in the Plan once you reach the Entry Date as described above under "All Contributions".

attainment of age 21.

completion of one (1) Year of Service.

Other Excluded Employee Provisions

For purposes of Nonelective Profit Sharing contributions, all Employees are excluded except those in the following categories:   Salaried Employee, Level I Department Manager, Foreman, Corporate Lead Person, Corporate Department Assistant, Corporate Administrative Assistant, Corporate Reorder Buyer, or Corporate Architectural Draftsperson.

How is my service determined for purposes of Plan eligibility?

Year of Service. You will be credited with a Year of Service at the end of the twelve-month period beginning on your date of hire if you have been credited with at least 1,000 Hours of Service during such period. If you have not been credited with 1,000 Hours of Service by the end of such period, you will have completed a Year of Service at the end of any following Plan Year during which you were credited with 1,000 Hours of Service.

Hour of Service-employees for whom hourly records are kept.  You will be credited with your actual Hours of Service for:

(a)each hour for which you are directly or indirectly compensated by the Employer for the performance of duties during the Plan Year;

(b)each hour for which you are directly or indirectly compensated by the Employer for reasons other than the performance of duties (such as vacation, holidays, sickness, disability, lay‑off, military duty, jury duty or leave of absence during the Plan Year); and

(c)each hour for back pay awarded or agreed to by the Employer.

You will not be credited for the same Hours of Service both under (a) or (b), as the case may be, and under (c).

Hour of Service employees for whom hourly records are not kept. The Plan does not credit you with your actual Hours of Service. Instead the Plan uses an "equivalency" method. Under this method, you will be credited with Credit basis upon which manner records are maintained.  By Shift - Actual Hours; By Day - 10 Hours; By Week; 45 Hours; By Semi-Monthly Payroll - 95 Hours; By Months of Employment - 190 Hours during the year in which you would otherwise be credited with at least one Hour of Service.

What service is counted for purposes of Plan eligibility?

Service with the Employer. In determining whether you satisfy the minimum service requirements to participate under the Plan, all service you perform for the Employer will generally be counted. However, there are some exceptions to this general rule.

Break in Service rules. If you terminate employment and are rehired, you may lose credit for prior service under the Plan's Break in Service rules.

For eligibility purposes, you will have a 1‑Year Break in Service if you complete less than 501 Hours of Service during the computation period used to determine whether you have a Year of Service. However, if you are absent from work for certain leaves of absence such as a maternity or paternity leave, you may be credited with enough Hours of Service to prevent a Break in Service.

Five‑year eligibility Break in Service rule. The five‑year Break in Service rule applies only to employees who had no vested interest in the Plan when employment had terminated. If you were not vested in any amounts when you terminated employment and you have five 1‑Year Breaks in Service (as defined above), all the service you earned before the 5‑year period no longer counts for eligibility purposes. Thus, if you were to return to employment after incurring five 1‑Year Breaks in Service, you would have to resatisfy any minimum service requirements under the Plan.

Service with another Employer. For eligibility purposes, your Years of Service with Kings Markets Strasburg Store (No. 159), Binghamton Giant Markets, Vestal NY Medicine Shoppe, Genuardi's Safeway and Hanover, PA Nell's Shur-Fine Market will be counted.

However, with respect to the recognition of prior service with another Employer, the following applies: The employee must be employed by the predecessor employer as of the day immediately prior to the acquisition. The employee must be employed by the predecessor employer as of the day immediately prior to the acquisition

Military service. If you are a veteran and are reemployed under the Uniformed Services Employment and Reemployment Rights Act of 1994, your qualified military service may be considered service with the Employer. If you may be affected by this law, ask the Administrator for further details.

What happens if I'm a Participant, terminate employment and then I'm rehired?

If you are no longer a Participant because you terminated employment, and you are rehired, then you will be able to participate in the Plan on your date of rehire provided your prior service had not been disregarded under the Break in Service rules and you are otherwise eligible to participate in the Plan.

Special Service Rules. For purposes of meeting any of the eligibility rules to receive company matching and profit sharing contributions, service with the following employers will be counted, provided you were employed by the particular employer as of the listed effective date:

EmployerEffective Date

Kings Markets, Strasburg store (Store No. 159)November 18, 1994

Binghamton Giant Markets, Inc. August 24, 2009

Vestal, New York Medicine ShoppeJanuary 11, 2010

Genuardi’s SafewayJune 11 2012

Hanover, PA Nell’s Shur-Fine MarketAugust 31, 2015

Global Floral Resources, Inc.September 1, 2016

Mars Super Markets, Inc. (Store No.’s 84-87, 89)*July 31, 2016

Food Lion, LLC **

Stores 291-295September 11, 2016

Stores 286-290September 18, 2016

Stores 276-280September 25, 2016

Stores 281-285October 2, 2016

Stores 271-275October 9, 2016

Stores 305-308October 16, 2016

Stores 296-300October 23, 2016

Stores 301-304October 30, 2016

Thomas Family MarketsNovember 7, 2019

* Former employees of Mars Super Markets, Inc. participate in the Plan as of August 31, 2016. No service earned prior to

  January 1, 2015 will be taken into account under the Plan.

             ** Former employees of Food Lion, LLC participate in the Plan as of September 30, 2016, October 31, 2016 or November 30,

    2016. No service earned prior to January 1, 2015 will be taken into account under this Plan.

             *** Former employees of Thomas’ Family Markets participate in the Plan as of December 16, 2019.

ARTICLE II

EMPLOYEE CONTRIBUTIONS

What are salary deferrals and how do I contribute them to the Plan?

Salary deferrals. As a Participant under the Plan, you may elect to reduce your compensation by a specific percentage or dollar amount and have that amount contributed to the Plan as a salary deferral. There are two types of salary deferrals: Pre‑Tax 401(k) deferrals and Roth 401(k) deferrals. For purposes of this SPD, "salary deferrals" generally means both Pre‑Tax 401(k) deferrals and Roth 401(k) deferrals. Regardless of the type of deferral you make, the amount you defer is counted as compensation for purposes of Social Security taxes.

Pre‑Tax 401(k) deferrals. If you elect to make Pre‑Tax 401(k) deferrals, then your taxable income is reduced by the deferral contributions so you pay less in federal income taxes. Later, when the Plan distributes the deferrals and earnings, you will pay the taxes on those deferrals and the earnings. Therefore, with a Pre‑Tax 401(k) deferral, federal income taxes on the deferral contributions and on the earnings are only postponed. Eventually, you will have to pay taxes on these amounts.

Roth 401(k) deferrals. If you elect to make Roth 401(k) deferrals, the deferrals are subject to federal income taxes in the year of deferral. However, the deferrals and, in most cases, the earnings on the deferrals are not subject to federal income taxes when distributed to you. In order for the earnings to be tax free, you must meet certain conditions. See "What are my tax consequences when I receive a distribution from the Plan?" below.

Deferral procedure. The amount you elect to defer will be deducted from your pay in accordance with a procedure established by the Administrator. You may elect to defer a portion of your salary as of your Entry Date. Such election will become effective as soon as administratively feasible after it is received by the Administrator. Your election will generally remain in effect until you modify or terminate it.

Deferral modifications. You are permitted to revoke your salary deferral election at any time during the Plan Year. You may make any other modification as of each payroll period or in accordance with any other procedure that your Employer provides. Any modification will become effective as soon as administratively feasible after it is received by the Administrator.

Deferral Limit. As a Participant, you may elect to defer up to 50% of your compensation each year instead of receiving that amount in cash. In addition, you may separately elect to defer up to 100% of any irregular pay (e.g., bonuses) paid to you during the year. Your total deferrals in any taxable year may not exceed a dollar limit, which is set by law. The limit for 2019 is $19,000. After 2019, the dollar limit may increase for cost‑of‑living adjustments. See the paragraph below on Annual dollar limit.

Catch‑up contributions. If you are at least age 50 or will attain age 50 before the end of a calendar year, then you may elect to defer additional amounts (called "catch‑up contributions") to the Plan as of the January 1st of that year. The additional amounts may be deferred regardless of any other limitations on the amount that you may defer to the Plan. The maximum "catch‑up contribution" that you can make in 2019 is $6,000. After 2019, the maximum may increase for cost‑of‑living adjustments.

Automatic Deferral. The Plan includes an automatic salary deferral feature. Your Employer will automatically withhold a portion of your compensation from your pay each payroll period and contribute that amount to the Plan as a Pre-Tax 401(k) deferral.

Automatic Deferral provisions. The following provisions apply to these Automatic Deferrals:

You may complete a salary deferral agreement to elect an alternative deferral amount or to elect not to defer under the Plan in accordance with the deferral procedures of the Plan. Your election will generally remain in effect until you modify or terminate it. If your Employer automatically enrolled you and you did not want to participate in the Plan, then your Employer can refund your deferrals to you within 90 days of the first automatic deferral provided you notify your Employer within a reasonable period of time prior to the end of the 90-day period.

The amount to be automatically withheld from your pay each payroll period will be equal to 3% of your compensation.

While you are a Participant, the Automatic Deferral amount will increase by 1% of compensation up to a maximum of 6% of compensation.  Such increase will be applied as of the first period that begins after the period in which the initial deferral amount was withheld and will occur as of Each July 1st after the Participant has been subject to the Automatic Deferral provision for at least 6-months...

Special effective date for Automatic Deferral: December 16, 2019

Contact the Administrator if you have any questions concerning the application of this Automatic Deferral provision.

Annual dollar limit. You should also be aware that each separately stated annual dollar limit on the amount you may defer (the annual deferral limit and the "catch‑up contribution" limit) is a separate aggregate limit that applies to all such similar salary deferral amounts and "catch‑up contributions" you may make under this Plan and any other cash or deferred arrangements (including tax‑sheltered 403(b) annuity contracts, simplified employee pensions or other 401(k) plans) in which you may be participating. Generally, if an annual dollar limit is exceeded, then the excess must be returned to you in order to avoid adverse tax consequences. For this reason, it is desirable to request in writing that any such excess salary deferral amounts and "catch‑up contributions" be returned to you.

If you are in more than one plan, you must decide which plan or arrangement you would like to return the excess. If you decide that the excess should be distributed from this Plan, you must communicate this in writing to the Administrator not later than the March 1st following the close of the calendar year in which such excess deferrals were made. However, if the entire dollar limit is exceeded in this Plan or any other plan your Employer maintains, then you will be deemed to have notified the Administrator of the excess. The Administrator will then return the excess deferrals and any earnings to you by April 15th.

Allocation of deferrals. The Administrator will allocate the amount you elect to defer to an account maintained on your behalf. You will always be 100% vested in this account (see the Article in this SPD entitled "Vesting"). This means that you will always be entitled to all amounts that you defer. This money will, however, be affected by any investment gains or losses. If there is an investment gain, then the balance in your account will increase. If there is an investment loss, then the balance in your account will decrease.

Distribution of deferrals. The rules regarding distributions of amounts attributable to your salary deferrals are explained later in this SPD. However, if you are a highly compensated employee (generally more than 5% owners and certain family members (regardless of how much they earn), or individuals receiving wages in excess of certain amounts established by law), a distribution of amounts attributable to your salary deferrals or certain excess contributions may be required to comply with the law. The Administrator will notify you when a distribution is required.

What are "rollover" contributions?

Rollover contributions. At the discretion of the Administrator, if you are a Participant who is currently employed or an Eligible Employee, you may be permitted to deposit into the Plan distributions you have received from other retirement plans and certain IRAs. Such a deposit is called a "rollover" contribution and may result in tax savings to you. You may ask the Administrator or Trustee of the other plan or IRA to directly transfer (a "direct rollover") to this Plan all or a portion of any amount that you are entitled to receive as a distribution from such plan. Alternatively, you may elect to deposit any amount eligible to be rolled over within 60 days of your receipt of the distribution. You should consult qualified counsel to determine if a rollover is in your best interest.

Rollover account. Your "rollover" contribution will be accounted for in a "rollover account." You will always be 100% vested in your "rollover account" (see the Article in this SPD entitled "Vesting"). This means that you will always be entitled to all amounts in your "rollover account." Rollover contributions will be affected by any investment gains or losses.

Withdrawal of "rollover" contributions. You may withdraw the amounts in your "rollover account" only when you are otherwise entitled to a distribution under the Plan. See "When can I get money out of the Plan?"

What are In‑Plan Roth Rollover Contributions?

‑

In‑Plan Roth Rollover Contributions. Effective December 16, 2019, if you are eligible for a distribution from an account, you may elect to roll over the distribution to a designated Roth contribution account in the Plan (referred to as an In‑Plan Roth Rollover Contribution). You may only roll over the distribution directly. However, loans may not be rolled over as an In-Plan Roth Rollover Contribution.

Taxation and irrevocable election. You do not pay taxes on the contributions or earnings of your pre‑tax accounts (including accounts attributable to Employer contributions) until you receive an actual distribution. In other words, the taxes on the contributions and earnings in your pre‑tax accounts are deferred until a distribution is made. Roth accounts, however, are the opposite. With a Roth account, you pay current taxes on the amounts contributed. When a distribution is made to you from the Roth account, you do not pay taxes on the amounts you had contributed. In addition, if you have a "qualified distribution" (explained below), you do not pay taxes on the earnings that are attributable to the contributions.

If you elect an In‑Plan Roth Rollover Contribution, then the contribution will be included in your income for the year. Once you make an election, it cannot be changed. It's important that you understand the tax effects of making the election and ensure you have adequate resources outside of the Plan to pay the additional taxes. The In‑Plan Roth Rollover Contribution does not affect the timing of when a distribution may be made to you under the Plan; the contribution only changes the tax character of your account. You should consult with your tax advisor prior to making such a rollover.

Qualified distribution. As explained above, a distribution of the earnings on your Roth account will not be subject to tax if the distribution is a "qualified distribution." A "qualified distribution" is one that is made after you have attained age 59 1/2 or is made on account of your death or disability. In addition, in order to be a "qualified distribution," the distribution cannot be made prior to the expiration of a 5‑year participation period. The 5‑year participation period is the 5‑year period beginning on the calendar year in which you first make the Roth rollover and ending on the last day of the calendar year that is 5‑years later. See "What are my tax consequences when I receive a distribution from the Plan?" later in this SPD.

The law restricts any in‑service distributions from certain accounts, which are maintained for you under the Plan before you reach age 59 1/2. These accounts are the ones set up to receive your salary deferral contributions and other Employer contributions, which are used to satisfy special rules for 401(k) plans. Ask the Administrator if you need more details.

What are In‑Plan Roth Transfers?

‑

In‑Plan Roth Transfers. Effective December 16, 2019, as a Participant under the Plan, you may make an In‑Plan Roth Transfer. An In‑Plan Roth Transfer allows you to elect to change the tax treatment of all or some of the vested portion of your pre‑tax accounts, as explained below.

Taxation and irrevocable election. You do not pay taxes on the contributions or earnings of your pre‑tax accounts (including accounts attributable to Employer contributions) until you receive an actual distribution. In other words, the taxes on the contributions and earnings in your pre‑tax accounts are deferred until a distribution is made. Roth accounts, however, are the opposite. With a Roth account, you pay current taxes on the amounts contributed. When a distribution is made to you from the Roth account, you do not pay taxes on the amounts you had contributed. In addition, if you have a "qualified distribution" (explained below), you do not pay taxes on the earnings that are attributable to the contributions.

The In‑Plan Roth Transfer allows you to transfer amounts from the vested portion of your pre‑tax accounts to an In‑Plan Roth Transfer Account. If you elect to make such a transfer, then the amount transferred will be included in your income for the year. Once you make an election, it cannot be changed. It's important that you understand the tax effects of making the election and ensure you have adequate resources outside of the Plan to pay the additional taxes. The In‑Plan Roth Transfer does not affect the timing of when a distribution may be made to you under the Plan; the In‑Plan Roth Transfer only changes the tax character of your account. You should consult with your tax advisor prior to making a transfer election.

Qualified distribution. As explained above, a distribution of the earnings on your Roth account will not be subject to tax if the distribution is a "qualified distribution." A "qualified distribution" is one that is made after you have attained age 59 1/2 or is made on account of your death or disability. In addition, in order to be a "qualified distribution," the distribution cannot be made prior to the expiration of a 5‑year participation period. The 5‑year participation period is the 5‑year period beginning on the calendar year in which you make the In‑Plan Roth Transfer and ending on the last day of the calendar year that is 5‑years later. See "What are my tax consequences when I receive a distribution from the Plan?" later in this SPD.

Account restrictions. You may elect an In‑Plan Roth Transfer only from the vested portion of the following accounts:

In-Plan Roth Transfer cannot occur directly from the Self Directed Brokerage Account

ARTICLE III

EMPLOYER CONTRIBUTIONS

In addition to any deferrals you elect to make, your Employer may make additional contributions to the Plan. This Article describes Employer contributions that may be made to the Plan and how your share of the contribution is determined.

What is the Employer matching contribution and how is it allocated?

Matching contribution. Your Employer may make a discretionary matching contribution equal to a uniform percentage of your salary deferrals. Each year, your Employer will determine the amount of the discretionary percentage.

Limit on matching contribution. Your Employer has the option to apply the matching contribution by disregarding (i.e., not matching) salary deferrals made each payroll period that exceed a certain dollar amount or a certain percentage of your compensation for such period. The Administrator will inform you of this limit.

Limit on matching contribution. Regardless of the preceding, your matching contribution in any Plan Year will not exceed 5% of your compensation.

Allocation conditions. You will always share in the matching contribution regardless of the amount of service you complete during the Plan Year.

What is the Employer profit sharing contribution and how is it allocated?

Profit sharing contribution. Each year, your Employer may make a discretionary profit sharing contribution to the Plan. Your share of any contribution is determined below.

Allocation conditions. In order to share in the profit sharing contribution for a Plan Year, you must satisfy the following conditions:

If you are employed on the last day of the Plan Year, you will share if you completed a Year of Service during the Plan Year.

If you terminate employment (not employed on the last day of the Plan Year), you will not share regardless of the amount of service you completed during the Plan Year.

Your share of the contribution. The profit sharing contribution will be "allocated" or divided among Participants eligible to share in the contribution for the Plan Year.

Your share of the profit sharing contribution is The Allocation will first be allocated on a per-capita basis to all eligible Participants.  Any remaining will be allocated to all eligible Participants in the same ratio of Compensation.

How is my service determined for allocation purposes?

Year of Service. You will have completed a Year of Service for a Plan Year if you have completed at least 1,000 Hours of Service during the Plan Year.

Hour of Service-employees for whom hourly records are kept. You will be credited with your actual Hours of Service for:

(a)each hour for which you are directly or indirectly compensated by the Employer for the performance of duties during the Plan Year;

(b)each hour for which you are directly or indirectly compensated by the Employer for reasons other than the performance of duties (such as vacation, holidays, sickness, disability, lay‑off, military duty, jury duty or leave of absence during the Plan Year); and

(c)each hour for back pay awarded or agreed to by the Employer.

You will not be credited for the same Hours of Service both under (a) or (b), as the case may be, and under (c).

Hour of Service-employees for whom hourly records are not kept. The Plan does not credit you with your actual Hours of Service. Instead, the Plan uses an "equivalency" method. Under this method, you will be credited with Credit basis upon which manner Records are Maintained.  By Shift - Actual Hours; By Day - 10 Hours; By Week; 45 Hours; By Semi-Monthly Payroll - 95 Hours; By Months of Employment - 190 Hours during the year in which you would otherwise be credited with at least one Hour of Service.

What are forfeitures and how are they allocated?

Definition of forfeitures. In order to reward employees who remain employed with the Employer for a long period of time, the law permits a "vesting schedule" to be applied to certain contributions that your Employer makes to the Plan. This means that you will not be "vested" in (entitled to) all of the contributions until you have been employed with the Employer for a specified period of time (see the Article entitled "Vesting"). If a Participant terminates employment before being fully vested, then the non‑vested portion of the Terminated Participant's account balance remains in the Plan and is called a forfeiture.

Allocation of forfeitures. The Employer may use forfeitures to pay Plan expenses or to reduce amounts otherwise required to be contributed to the Plan.

ARTICLE IV

COMPENSATION AND ACCOUNT BALANCE

What compensation is used to determine my Plan benefits?

Definition of compensation. For the purposes of the Plan, compensation has a special meaning. Compensation is generally defined as your total compensation that is subject to income tax and paid to you by your Employer during the Plan Year. In addition, except as provided below, salary reductions to this Plan and to any other plan or arrangement (such as a cafeteria plan) will be included in Compensation. If you are a self‑employed individual, your compensation will be equal to your earned income. The following describes the adjustments to compensation that may apply for the different types of contributions provided under the Plan.

All Contributions

Adjustments to compensation. The following adjustments to compensation will be made:

compensation paid by an Affiliated Employer that has not adopted this Plan will be excluded.

meal allowances, personal use of automobile, sick pay

compensation paid after you terminate employment is generally excluded for Plan purposes. However, the following amounts will be included in compensation even though they are paid after you terminate employment, provided these amounts would otherwise have been considered compensation as described above and provided they are paid within 2 1/2 months after you terminate employment, or if later, the last day of the Plan Year in which you terminate employment:

compensation for services performed during your regular working hours, or for services outside your regular working hours (such as overtime or shift differential) or other similar payments that would have been made to you had you continued employment

compensation paid for unused accrued bona fide sick, vacation or other leave, if such amounts would have been included in compensation if paid prior to your termination of employment and you would have been able to use the leave if employment had continued

nonqualified unfunded deferred compensation if the payment is includible in gross income and would have been paid to you had you continued employment

Salary Deferrals

Adjustments to compensation. In addition to adjustments to compensation under "All Contributions" above, the following adjustments to compensation will be made for purposes of salary deferrals:

See "Other Adjustments to Compensation" at the end of this Section for special provisions that may apply to compensation adjustments.

Employer Matching Contributions

Adjustments to compensation. In addition to adjustments to compensation under "All Contributions" above, the following adjustments to compensation will be made for purposes of matching contributions:

See "Other Adjustments to Compensation" at the end of this Section for special provisions that may apply to compensation adjustments.

Employer Profit Sharing Contributions

Adjustments to compensation. In addition to adjustments to compensation under "All Contributions" above, the following adjustments to compensation will be made for purposes of profit sharing contributions:

salary reductions to this Plan and to any other plan or arrangement (such as a cafeteria plan) will be excluded.

See "Other Adjustments to Compensation" at the end of this Section for special provisions that may apply to compensation adjustments.

Other Adjustments to Compensation.

For elective deferral and matching purposes, Compensation excludes short-term disability benefits not paid through the Employer's payroll system, expense reimbursements and any form of non-cash compensation.

Is there a limit on the amount of compensation, which can be considered?

The Plan, by law, cannot recognize annual compensation in excess of a certain dollar limit. The limit for the Plan Year beginning in 2019 is $280,000. After 2019, the dollar limit may increase for cost‑of‑living adjustments.

Is there a limit on how much can be contributed to my account each year?

Generally, the law imposes a maximum limit on the amount of contributions (excluding "catch-up contributions") that may be made to your account and any other amounts allocated to any of your accounts during the Plan Year, excluding earnings. Beginning in 2019, this total cannot exceed the lesser of $56,000 or 100% of your annual compensation. After 2019, the dollar limit may increase for cost‑of‑living adjustments.

How is the money in the Plan invested?

The Trustee of the Plan has been designated to hold the assets of the Plan for the benefit of Plan Participants and their beneficiaries in accordance with the terms of this Plan. The Trust Fund established by the Plan's Trustee will be the funding medium used for the accumulation of assets from which Plan benefits will be distributed.

Participant directed investments. You will be able to direct the investment of your entire interest in the Plan. The Administrator will provide you with information on the investment choices available to you, the procedures for making investment elections, the frequency with which you can change your investment choices and other important information. You need to follow the procedures for making investment elections and you should carefully review the information provided to you before you give investment directions. If you do not direct the investment of your applicable Plan accounts, then your accounts will be invested in accordance with the default investment alternatives established under the Plan. These default investments will be made in accordance with specific rules under which the fiduciaries of the Plan, including the Employer, the Trustee and the Administrator, will be relieved of any legal liability for any losses resulting from the default investments. The Administrator has or will provide you with a separate notice which details these default investments and your right to switch out of the default investment if you so desire.

The Plan is intended to comply with Section 404(c) of ERISA (the Employee Retirement Income Security Act). If the Plan complies with Section 404(c), then the fiduciaries of the Plan, including your Employer, the Trustee and the Administrator, will be relieved of any legal liability for any losses, which are the direct and necessary result of the investment directions that you give.

Earnings or losses. When you direct investments, your accounts are segregated for purposes of determining the earnings or losses on these investments. Your account does not share in the investment performance of other Participants who have directed their own investments. You should remember that the amount of your benefits under the Plan will depend in part upon your choice of investments. Gains as well as losses can occur and your Employer, the Administrator, and the Trustee will not provide investment advice or guarantee the performance of any investment you choose.

Periodically, you will receive a benefit statement that provides information on your account balance and your investment returns. It is your responsibility to notify the Administrator of any errors you see on any statements within 30 days after the statement is provided or made available to you.

Will Plan expenses be deducted from my account balance?

Expenses allocated to all accounts. The Plan permits the payment of Plan expenses to be made from the Plan's assets. If expenses are paid using the Plan's assets, then the expenses will generally be allocated among the accounts of all Participants in the Plan. These expenses will be allocated either proportionately based on the value of the account balances or as an equal dollar amount based on the number of Participants in the Plan. The method of allocating the expenses depends on the nature of the expense itself. For example, certain administrative (or recordkeeping) expenses would typically be allocated proportionately to each Participant. If the Plan pays $1,000 in expenses and there are 100 Participants, your account balance would be charged $10 ($1,000/100) of the expense.

Terminated employee. After you terminate employment, your Employer reserves the right to charge your account for your pro rata share of the Plan's administration expenses, regardless of whether your Employer pays some of these expenses on behalf of current employees.

Expenses allocated to individual accounts. There are certain other expenses that may be paid just from your account. These are expenses that are specifically incurred by, or attributable to, you. For example, if you are married and get divorced, the Plan may incur additional expenses if a court mandates that a portion of your account be paid to your ex‑spouse. These additional expenses may be paid directly from your account (and not the accounts of other Participants) because they are directly attributable to you under the Plan. The Administrator will inform you when there will be a charge (or charges) directly to your account.

Your Employer may, from time to time, change the manner in which expenses are allocated.

ARTICLE V

VESTING

What is my vested interest in my account?

In order to reward employees who remain employed with the Employer for a long period of time, the law permits a "vesting schedule" to be applied to certain contributions that your Employer makes to the Plan. This means that you will not be entitled ("vested") in all of the contributions until you have been employed with the Employer for a specified period of time.

100% vested contributions. You are always 100% vested (which means that you are entitled to all of the amounts) in your accounts attributable to the following contributions:

salary deferrals including Roth 401(k) deferrals and "catch-up contributions"

"rollover" contributions

Vesting schedules. Your "vested percentage" for certain Employer contributions is based on vesting Years of Service. This means at the time you stop working, your account balance attributable to contributions subject to a vesting schedule is multiplied by your vested percentage. The result, when added to the amounts that are always 100% vested as shown above, is your vested interest in the Plan, which is what you will actually receive from the Plan.

Employer Profit Sharing Contributions

Your "vested percentage" in your account attributable to profit sharing contributions is determined under the following schedule. You will always, however, be 100% vested in your profit sharing contributions if you are employed on or after your Early or Normal Retirement Age or if you die or become disabled.

Vesting Schedule

Profit Sharing Contributions

Years of ServicePercentage

Less than 30%

3100%

Employer Matching Contributions

Your "vested percentage" in your account attributable to matching contributions is determined under the following schedule. You will always, however, be 100% vested in your matching contributions if you are employed on or after your Early or Normal Retirement Age or if you die or become disabled.

Vesting Schedule

Matching Contributions

Years of ServicePercentage

Less than 30%

3100%

Special Vesting Provisions

The vesting schedule for Legacy Matching contributions made prior to December 16, 2019 is 1 Yr - 0%; 2 Yrs - 20%; 3 Yrs - 40%; 4 Yrs - 60%; 5 Yrs - 80%; 6 Yrs - 100%

How is my service determined for vesting purposes?

Year of Service. To earn a Year of Service, you must be credited with at least 1,000 Hours of Service during a Plan Year. The Plan contains specific rules for crediting Hours of Service for vesting purposes. The Administrator will track your service and will credit you with a Year of Service for each Plan Year in which you are credited with the required Hours of Service, in accordance with the terms of the Plan. If you have any questions regarding your vesting service, you should contact the Administrator.

Hour of Service-employees for whom hourly records are kept. You will be credited with your actual Hours of Service for:

(a)each hour for which you are directly or indirectly compensated by the Employer for the performance of duties during the Plan Year;

(b)each hour for which you are directly or indirectly compensated by the Employer for reasons other than the performance of duties (such as vacation, holidays, sickness, disability, lay‑off, military duty, jury duty or leave of absence during the Plan Year); and

(c)each hour for back pay awarded or agreed to by the Employer.

You will not be credited for the same Hours of Service both under (a) or (b), as the case may be, and under (c).

Hour of Service-employees for whom hourly records are not kept. The Plan does not credit you with your actual Hours of Service. Instead, the Plan uses an "equivalency" method. Under this method, you will be credited with Credit basis upon which manner Records are Maintained.  By Shift - Actual Hours; By Day - 10 Hours; By Week; 45 Hours; By Semi-Monthly Payroll - 95 Hours; By Months of Employment - 190 Hours during the year in which you would otherwise be credited with at least one Hour of Service.

What service is counted for vesting purposes?

Service with the Employer. In calculating your vested percentage, all service you perform for the Employer will generally be counted. However, there are some exceptions to this general rule.

Break in Service rules. If you terminate employment and are rehired, you may lose credit for prior service under the Plan's Break in Service rules.

For vesting purposes, you will have a 1‑Year Break in Service if you complete less than 501 Hours of Service during the computation period used to determine whether you have a Year of Service. However, if you are absent from work for certain leaves of absence such as a maternity or paternity leave, you may be credited with enough Hours of Service to prevent a Break in Service.

Five‑year Break in Service rule. The five‑year Break in Service rule applies only to employees who had no vested interest in the Plan when employment had terminated. If you were not vested in any amounts when you terminated employment and you have five 1‑Year Breaks in Service (as defined above), all the service you earned before the 5‑year period no longer counts for vesting purposes. Thus, if you return to employment after incurring five 1‑Year Breaks in Service, you will be treated as a new employee (with no service) for purposes of determining your vested percentage under the Plan.

Service with another Employer. For vesting purposes, your Years of Service with Binghamton Giant Markets, Vestal NY Medicine Shoppe and Genuardi's Safeway will be counted.

However, with respect to the recognition of prior service with another Employer, the following applies: The employee must be employed by the predecessor employer as of the day immediately prior to the acquisition. The employee must be employed by the predecessor employer as of the day immediately prior to the acquisition

Military service. If you are a veteran and are reemployed under the Uniformed Services Employment and Reemployment Rights Act of 1994, your qualified military service may be considered service with the Employer. If you may be affected by this law, ask the Administrator for further details.

What happens to my non‑vested account balance if I'm rehired?

‑

If you have no vested interest in the Plan when you leave, your account balance will be forfeited. However, if you are rehired before incurring five 1‑Year Breaks in Service, your account balance as of your termination date will be restored, unadjusted for any gains or losses.

If you are partially vested in your account balance when you leave, the non‑vested portion of your account balance will be forfeited on the earlier of the date:

(a)of the distribution of your vested account balance, or

(b)when you incur five consecutive 1‑Year Breaks in Service.

If you received a distribution of your vested account balance and are rehired, you may have the right to repay this distribution. If you repay the entire amount of the distribution, your Employer will restore your account balance with your forfeited amount. You must repay this distribution within five years from your date of reemployment, or, if earlier, before you incur five 1‑Year Breaks in Service. If you were 100% vested when you left, you do not have the opportunity to repay your distribution.

What happens if the Plan becomes a "top‑heavy plan"?

‑

Top‑heavy plan. A retirement plan that primarily benefits "key employees" is called a "top‑heavy plan." "Key employees" are certain owners or officers of your Employer. A plan is generally a "top‑heavy plan" when more than 60% of the plan assets are attributable to "key employees." Each year, the Administrator is responsible for determining whether the Plan is a "top‑heavy plan."

Top‑heavy rules. If the Plan becomes top‑heavy in any Plan Year, then non-key employees may be entitled to certain "top‑heavy minimum benefits," and other special rules will apply. These top‑heavy rules include the following:

Your Employer may be required to make a contribution on your behalf in order to provide you with at least "top‑heavy minimum benefits."

If you are a Participant in more than one Plan, you may not be entitled to "top‑heavy minimum benefits" under both Plans.

ARTICLE VI

DISTRIBUTIONS PRIOR TO TERMINATION AND HARDSHIP DISTRIBUTIONS

Can I withdraw money from my account while working?

In‑service distributions. You may be entitled to receive an in‑service distribution. However, this distribution is not in addition to your other benefits and will therefore reduce the value of the benefits you will receive at retirement. This distribution is made at your election and will be made in accordance with the forms of distributions available under the Plan.

Conditions and limitations. Generally you may receive a distribution from the Plan from certain accounts prior to your termination of employment provided you satisfy the condition described below:

you have attained age 59.5

The following limitations apply to in‑service distributions from certain accounts:

In‑service distributions can only be made from accounts which are 100% vested.

Also, the law restricts any in‑service distributions from certain accounts which are maintained for you under the Plan before you reach age 59 1/2. These accounts are the ones set up to receive your salary deferral contributions and other Employer contributions which are used to satisfy special rules for 401(k) plans. Ask the Administrator if you need more details.

Can I withdraw money from my account in the event of financial hardship?

Hardship distributions. You may withdraw money for financial hardship if you satisfy certain conditions. This hardship distribution is not in addition to your other benefits and will therefore reduce the value of the benefits you will receive at retirement.

Qualifying expenses. A hardship distribution may be made to satisfy certain immediate and heavy financial needs that you have. A hardship distribution may only be made for payment of the following:

expenses for medical care (described in Section 213(d) of the Internal Revenue Code) previously incurred by you, your spouse, your dependents or your beneficiaries or necessary for you, your spouse, your dependents or your beneficiaries to obtain medical care.

costs directly related to the purchase of your principal residence (excluding mortgage payments).

tuition, related educational fees, and room and board expenses for the next twelve (12) months of post‑secondary education for yourself, your spouse, your dependents or your beneficiaries.

amounts necessary to prevent your eviction from your principal residence or foreclosure on the mortgage of your principal residence.

payments for burial or funeral expenses for your deceased parent, spouse, children, other dependents or beneficiaries.

expenses for the repair of damage to your principal residence that would qualify for the casualty deduction under the Internal Revenue Code.

A beneficiary is someone you designate under the Plan to receive your death benefit who is not otherwise your spouse or dependent.

Conditions. If you have any of the above expenses, a hardship distribution can only be made if you certify and agree that all of the following conditions are satisfied:

(a)The distribution is not in excess of the amount of your immediate and heavy financial need. The amount of your immediate and heavy financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.

(b)You have obtained all distributions, other than hardship distributions.

Account restrictions. You may request a hardship distribution only from the vested portion of the following accounts:

pre-tax deferral accounts

Roth 401(k) deferral accounts

In addition, there are restrictions placed on hardship distributions which are made from certain accounts. The Employer contributions, which are used to satisfy special rules that apply to 401(k) plans, may not be distributed to you on account of a hardship. Ask the Administrator if you need further details.

ARTICLE VII

BENEFITS AND DISTRIBUTIONS UPON TERMINATION OF EMPLOYMENT

When can I get money out of the Plan?

You may receive a distribution of the vested portion of some or all of your accounts in the Plan for the following reasons:

termination of employment for reasons other than death, disability or retirement

early retirement

normal retirement

disability

death

This Plan is designed to provide you with retirement benefits. However, distributions are permitted if you die or become disabled. In addition, certain payments are permitted when you terminate employment for any other reason. The rules under which you can receive a distribution are described in this Article. The rules regarding the payment of death benefits to your beneficiary are described in "Benefits and Distributions Upon Death."

You may also receive distributions while you are still employed with the Employer. (See the Article entitled "Distributions Prior to Termination and Hardship Distributions" for a further explanation.)

Military service. If you are a veteran and are reemployed under the Uniformed Services Employment and Reemployment Rights Act of 1994, your qualified military service may be considered service with the Employer. There may also be benefits for employees who die or become disabled while on active duty. Employees who receive wage continuation payments while in the military may benefit from various changes in the law. If you think you may be affected by these rules, ask the Administrator for further details.

What happens if I terminate employment before death, disability or retirement?

If your employment terminates for reasons other than death, disability or early or normal retirement, you will be entitled to receive only the "vested percentage" of your account balance.

If your vested account balance exceeds $5,000, you may elect to have your vested account balance distributed to you as soon as administratively feasible following your termination of employment.

If your vested account balance does not exceed $5,000, a distribution of your vested account balance will be made to you, regardless of whether you consent to receive it, as soon as administratively feasible following your termination of employment. (See the question entitled "How will my benefits be paid to me?" for an explanation of how these amounts will be paid.)

Regardless of the above, or any other provision in this Summary, the Plan is required to make a distribution to you once you reach the later of age 62 or your Normal Retirement Age.

Treatment of "rollover" contributions for consent to distribution. In determining if the value of your vested account balance exceeds the $5,000 threshold described above used to determine whether you must consent to a distribution, your "rollover account" will be considered as part of your benefit.

Treatment of "rollover" contributions for timing of payments. In determining whether the $5,000 threshold described above for timing of payments has been exceeded, amounts in your "rollover account" will be considered as part of your benefit.

What happens if I terminate employment at Normal Retirement Date?

Normal Retirement Date. You will attain your Normal Retirement Age when you reach age 65. Your Normal Retirement Date is the date on which you attain your Normal Retirement Age.

Payment of benefits. You will become 100% vested in all of your accounts under the Plan once you attain your Normal Retirement Age. However, the actual payment of benefits generally will not begin until you have terminated employment and reached your Normal Retirement Date. In such event, a distribution will be made, at your election, as soon as administratively feasible. If you remain employed past your Normal Retirement Date, you may generally defer the receipt of benefits until you actually terminate employment. In such event, benefit payments will begin as soon as feasible at your request, but generally not later than age 70 1/2. (See the question entitled "How will my benefits be paid to me?" for an explanation of how these benefits will be paid.)

What happens if I terminate employment at Early Retirement Date?

Early Retirement Date. Your Early Retirement Date is the date you have attained age 60 and completed 7 Years of Service with your Employer (early retirement age). Your Years of Service will be determined using Years of Service for vesting. You may elect to retire when you reach your Early Retirement Date.

Payment of benefits. If you are employed on the date you attain your early retirement age, you will become 100% vested in all of your accounts under the Plan. However, the payment of benefits generally will not begin until you actually retire after reaching your Early Retirement Date. In such event, a distribution will be made, at your election, as soon as administratively feasible. However, if you retire after reaching your Early Retirement Date but prior to your Normal Retirement Date and the value of your account balance does not exceed $5,000, then a distribution of your account balance will be made to you, regardless of whether you consent to receive it. (See the question entitled "How will my benefits be paid to me?" for an explanation of how these benefits will be paid.)

What happens if I terminate employment due to disability?

Definition of disability. Under the Plan, disability is defined as The participant has been determined by the Social Security Administration to be eligible for either full or partial Social Security disability benefits.

Payment of benefits. If you become disabled while an employee, you will become 100% vested in all of your accounts under the Plan. Payment of your disability benefits will be made to you as if you had retired. However, if the value of your account balance does not exceed $5,000, then a distribution of your account balance will be made to you, regardless of whether you consent to receive it. (See the question entitled "How will my benefits be paid to me?" for an explanation of how these benefits will be paid.)

How will my benefits be paid to me?

Lump‑sum distributions. All distributions from the Plan will be made in a single lump‑sum payment. If your vested account balance exceeds $5,000, you must consent to the distribution before it may be made.

Delaying distributions. You may delay the distribution of your vested account balance unless a distribution is required to be made, as explained earlier, because your vested account balance does not exceed $5,000 or because you reached the later of age 62 or the Normal Retirement Age.

Medium of payment. Benefits under the Plan will generally be paid to you in cash only.

ARTICLE VIII

BENEFITS AND DISTRIBUTIONS UPON DEATH

What happens if I die while working for the Employer?

If you die while still employed by the Employer, then your vested account balance will be used to provide your beneficiary with a death benefit.

Who is the beneficiary of my death benefit?

Married Participant. If you are married at the time of your death, your spouse will be the beneficiary of the entire death benefit unless an election is made to change the beneficiary. IF YOU WISH TO DESIGNATE A BENEFICIARY OTHER THAN YOUR SPOUSE, YOUR SPOUSE (IF YOU ARE MARRIED) MUST IRREVOCABLY CONSENT TO WAIVE ANY RIGHT TO THE DEATH BENEFIT. YOUR SPOUSE'S CONSENT MUST BE IN WRITING, BE WITNESSED BY A NOTARY OR A PLAN REPRESENTATIVE AND ACKNOWLEDGE THE SPECIFIC NONSPOUSE BENEFICIARY.

If you are married and you change your designation, then your spouse must again consent to the change. In addition, you may elect a beneficiary other than your spouse without your spouse's consent if your spouse cannot be located.

Unmarried Participant. If you are not married, you may designate a beneficiary on a form to be supplied to you by the Administrator.

Divorce. If you have designated your spouse as your beneficiary for all or a part of your death benefit, then upon your divorce, the designation is no longer valid. This means that if you do not select a new beneficiary after your divorce, then you are treated as not having a beneficiary for that portion of the death benefit (unless you have remarried).

No beneficiary designation. At the time of your death, if you have not designated a beneficiary or the individual named as your beneficiary is not alive, then the death benefit will be paid in the following order of priority to: a) the spouse, b) then to the surviving children in equal shares, c) then to the surviving parents in equal shares, d) then to the surviving brothers and sisters in equal shares, e) finally, if no survivors then f) to the Participant's estate if an estate is opened within 2-years of the participant's death; and otherwise to a charity selected in the sole discretion of the plan administrator.

How will the death benefit be paid to my beneficiary?

Lump‑sum distributions. The death benefit will be paid to your beneficiary in a single lump‑sum payment.

When must the last payment be made to my beneficiary?

The law generally restricts the ability of a retirement plan to be used as a method of retaining money for purposes of your death estate. Thus, there are rules that are designed to ensure that death benefits are distributable to beneficiaries within certain time periods.

Your death benefit must generally be paid to your beneficiary by the end of the fifth year following the year of your death. However, if your spouse is your designated beneficiary, then your spouse can elect to delay the payment until the year in which you would have attained age 70 1/2.

Since your spouse has certain rights to the death benefit, you should immediately report any change in your marital status to the Administrator.

What happens if I'm a Participant, terminate employment and die before receiving all my benefits?

If you terminate employment with the Employer and subsequently die, your beneficiary will be entitled to your remaining interest in the Plan at the time of your death. The provision in the Plan providing for full vesting of your benefit upon death does not apply if you die after terminating employment.

ARTICLE IX

TAX TREATMENT OF DISTRIBUTIONS

What are my tax consequences when I receive a distribution from the Plan?

Generally, you must include any Plan distribution in your taxable income in the year in which you receive the distribution. The tax treatment may also depend on your age when you receive the distribution. Certain distributions made to you when you are under age 59 1/2 could be subject to an additional 10% tax.

You will not be taxed on distributions of your Roth 401(k) deferrals. In addition, a distribution of the earnings on the Roth 401(k) deferrals will not be subject to tax if the distribution is a "qualified distribution." A "qualified distribution" is one that is made after you have attained age 59 1/2 or is made on account of your death or disability. In addition, in order to be a "qualified distribution," the distribution cannot be made prior to the expiration of a 5‑year participation period. The 5‑year participation period is the 5‑year period beginning on the calendar year in which you first make a Roth 401(k) deferral to our Plan (or to another 401(k) plan or 403(b) plan if such amount was rolled over into our Plan) and ending on the last day of the calendar year that is 5 years later.

Can I elect a rollover to reduce or defer tax on my distribution?

Rollover or direct transfer. You may reduce, or defer entirely, the tax due on your distribution through use of one of the following methods:

60-day rollover. The rollover of all or a portion of the distribution to an individual retirement account or annuity (IRA) or another employer retirement plan willing to accept the rollover. This will result in no tax being due until you begin withdrawing funds from the IRA or other qualified employer plan. The rollover of the distribution, however, MUST be made within strict time frames (normally, within 60 days after you receive your distribution). Under certain circumstances, all or a portion of a distribution (such as a hardship distribution) may not qualify for this rollover treatment. In addition, most distributions will be subject to mandatory federal income tax withholding at a rate of 20%. This will reduce the amount you actually receive. For this reason, if you wish to roll over all or a portion of your distribution amount, then the direct transfer option described below would be the better choice.

Direct rollover. For most distributions, you may request that a direct transfer (sometimes referred to as a "direct rollover") of all or a portion of a distribution be made to either an individual retirement account or annuity (IRA) or another employer retirement plan willing to accept the transfer (See the question entitled "What are the In-Plan Roth Rollover Contributions?" for special rules on In-Plan Roth Rollovers). A direct transfer will result in no tax being due until you withdraw funds from the IRA or other employer plan. Like the rollover, under certain circumstances all or a portion of the amount to be distributed may not qualify for this direct transfer. If you elect to actually receive the distribution rather than request a direct transfer, then in most cases 20% of the distribution amount will be withheld for federal income tax purposes.

Automatic IRA rollover. If a mandatory distribution is being made to you because your vested interest in the Plan exceeds $1,000 but does not exceed $5,000, then the Plan will rollover your distribution to an IRA if you do not make an affirmative election to either receive or roll over the distribution. The IRA provider selected by the Plan will invest the rollover funds in a type of investment designed to preserve principal and provide a reasonable rate of return and liquidity (e.g., an interest‑bearing account, a certificate of deposit or a money market fund). The IRA provider will charge your account for any expenses associated with the establishment and maintenance of the IRA and with the IRA investments. You may transfer the IRA funds to any other IRA you choose. You will be provided with details regarding the IRA at the time you are entitled to a distribution. However, you may contact the Administrator at the address and telephone number indicated in this SPD for further information regarding the Plan's automatic rollover provisions, the IRA provider, and the fees and expenses associated with the IRA.

Tax notice. WHENEVER YOU RECEIVE A DISTRIBUTION THAT IS AN ELIGIBLE ROLLOVER DISTRIBUTION, THE ADMINISTRATOR WILL DELIVER TO YOU A MORE DETAILED EXPLANATION OF THESE OPTIONS. HOWEVER, THE RULES WHICH DETERMINE WHETHER YOU QUALIFY FOR FAVORABLE TAX TREATMENT ARE VERY COMPLEX. YOU SHOULD CONSULT WITH QUALIFIED TAX COUNSEL BEFORE MAKING A CHOICE.

ARTICLE X

LOANS

Is it possible to borrow money from the Plan?

Yes, you may request a Participant loan from all your accounts using an application form provided by the Administrator. Your ability to obtain a Participant loan depends on several factors. The Administrator will determine whether you satisfy these factors.

What are the loan rules and requirements?

There are various rules and requirements that apply to any loan, which are outlined in this question. In addition, your Employer has established a written loan program which explains these requirements in more detail. You can request a copy of the loan program from the Administrator. Generally, the rules for loans include the following:

Loans are available to Participants on a reasonably equivalent basis. Each loan requires an application which specifies the amount of the loan desired, the requested duration for the loan and the source of security for the loan. All loan applications will be considered by the Administrator within a reasonable time after the Participant applies for the loan. The Administrator may request that you provide additional information to make a determination.

All loans must be adequately secured. You must sign a promissory note along with a loan pledge. Generally, you must use your vested interest in the Plan as security for the loan, provided the outstanding balance of all your loans does not exceed 50% of your vested interest in the Plan. In certain cases, the Administrator may require you to provide additional collateral to receive a loan.

You will be charged an interest rate equal to 1% above the prime rate. The interest rate will be fixed for the duration of the loan.

Loan refinancing is not permitted.

If approved, your loan will provide for level amortization with payments to be made not less frequently than quarterly. Generally, the term of your loan may not exceed five (5) years. However, if the loan is for the purchase of your principal residence, the Administrator may permit a longer repayment term. Generally, the Administrator will require that you repay your loan by agreeing to either payroll deduction or payment by ACH (automated clearing house system for electronic funds transfer). If you have an unpaid leave of absence or go on military leave while you have an outstanding loan, please contact the Administrator to find out your repayment options.

All loans will be considered a directed investment of your account under the Plan. All payments of principal and interest by you on a loan will be credited to your account.

The amount the Plan may loan to you is limited by rules under the Internal Revenue Code. Any new loans, when added to the outstanding balance of all other loans from the Plan, will be limited to the lesser of:

(a)$50,000 reduced by the excess, if any, of your highest outstanding balance of loans from the Plan during the one‑year period ending on the day before the date of the new loan over your current outstanding balance of loans as of the date of the new loan; or

(b)1/2 of your vested interest in the Plan.

No loan in an amount less than $1,000 will be made.

The maximum number of Plan loans that you may have outstanding at any one time is 1.

If you fail to make payments when they are due under the terms of the loan, you will be considered to be "in default." The Administrator will consider your loan to be in default if any scheduled loan repayment is not made by the end of the calendar quarter following the calendar quarter in which the missed payment was due. The Plan would then have authority to take all reasonable actions to collect the balance owed on the loan. This could include filing a lawsuit or foreclosing on the security for the loan. Under certain circumstances, a loan that is in default may be considered a distribution from the Plan and could be considered taxable income to you. In any event, your failure to repay a loan will reduce the benefit you would otherwise be entitled to from the Plan.

The Administrator may periodically revise the Plan's loan program. If you have any questions on Participant loans or the current loan program, please contact the Administrator.

ARTICLE XI

PROTECTED BENEFITS AND CLAIMS PROCEDURES

Are my benefits protected?

As a general rule, your interest in your account, including your "vested interest," may not be alienated. This means that your interest may not be sold, used as collateral for a loan (other than for a Plan loan), given away or otherwise transferred. In addition, your creditors (other than the IRS) may not attach, garnish or otherwise interfere with your benefits under the Plan.

Are there any exceptions to the general rule?

There are three exceptions to this general rule. The Administrator must honor a "qualified domestic relations order." A "qualified domestic relations order" is defined as a decree or order issued by a court that obligates you to pay child support or alimony, or otherwise allocates a portion of your assets in the Plan to your spouse, former spouse, children or other dependents. If a "qualified domestic relations order" is received by the Administrator, all or a portion of your benefits may be used to satisfy that obligation. The Administrator will determine the validity of any domestic relations order received. You and your beneficiaries can obtain from the Administrator, without charge, a copy of the procedure used by the Administrator to determine whether a "qualified domestic relations order" is valid.

The second exception applies if you are involved with the Plan's operation. If you are found liable for any action that adversely affects the Plan, the Administrator can offset your benefits by the amount that you are ordered or required by a court to pay the Plan. All or a portion of your benefits may be used to satisfy any such obligation to the Plan.

The last exception applies to federal tax levies and judgments. The federal government is able to use your interest in the Plan to enforce a federal tax levy and to collect a judgment resulting from an unpaid tax assessment.

Can the Plan be amended?

Your Employer has the right to amend the Plan at any time. In no event, however, will any amendment authorize or permit any part of the Plan assets to be used for purposes other than the exclusive benefit of Participants or their beneficiaries. Additionally, no amendment will cause any reduction in the amount credited to your account.

What happens if the Plan is discontinued or terminated?

Although your Employer intends to maintain the Plan indefinitely, your Employer reserves the right to terminate the Plan at any time. Upon termination, no further contributions will be made to the Plan and all amounts credited to your accounts will become 100% vested. Your Employer will direct the distribution of your accounts in a manner permitted by the Plan as soon as practicable. (See the question entitled "How will my benefits be paid to me?" for a further explanation.) You will be notified if the Plan is terminated.

How do I submit a claim for Plan benefits?

You may file a claim for benefits by submitting a written request for benefits to the Plan Administrator. You should contact the Plan Administrator to see if there is an applicable distribution form that must be used. If no specific form is required or available, then your written request for a distribution will be considered a claim for benefits. In the case of a claim for disability benefits, if disability is determined by the Plan Administrator (rather than by a third party such as the Social Security Administration), then you must also include with your claim sufficient evidence to enable the Plan Administrator to make a determination on whether you are disabled.

Decisions on the claim will be made within a reasonable period of time appropriate to the circumstances. "Days" means calendar days. If the Plan Administrator determines the claim is valid, then you will receive a statement describing the amount of benefit, the method or methods of payment, the timing of distributions and other information relevant to the payment of the benefit.

For purposes of the claims procedures described below, "you" refers to you, your authorized representative, or anyone else entitled to benefits under the Plan (such as a beneficiary). A document, record, or other information will be considered relevant to a claim if it:

was relied upon in making the benefit determination;

was submitted, considered, or generated in the course of making the benefit determination, without regard to whether it was relied upon in making the benefit determination;

demonstrated compliance with the administrative processes and safeguards designed to ensure and to verify that benefit determinations are made in accordance with Plan documents and Plan provisions have been applied consistently with respect to all claimants; or

constituted a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit.

The Plan may offer additional voluntary appeal and/or mandatory arbitration procedures other than those described below. If applicable, the Plan will not assert that you failed to exhaust administrative remedies for failure to use the voluntary procedures, any statute of limitations or other defense based on timeliness is tolled during the time a voluntary appeal is pending; and the voluntary process is available only after exhaustion of the appeals process described in this section. If mandatory arbitration is offered by the Plan, the arbitration must be conducted instead of the appeal process described in this section, and you are not precluded from challenging the decision under ERISA §501(a) or other applicable law.

What if my benefits are denied?

Your request for Plan benefits will be considered a claim for Plan benefits, and it will be subject to a full and fair review. If your claim is wholly or partially denied, the Administrator will provide you with a written or electronic notification of the Plan's adverse determination. This written or electronic notification must be provided to you within a reasonable period of time, but not later than 90 days (except as provided below for disability claims) after the receipt of your claim by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing your claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to you prior to the termination of the initial 90‑day period. In no event will such extension exceed a period of 90 days from the end of such initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

In the case of a claim for disability benefits, if disability is determined by the Plan Administrator (rather than a third party such as the Social Security Administration), then instead of the above, the initial claim must be resolved within 45 days of receipt by the Plan. A Plan may, however, extend this decision-making period for an additional 30 days for reasons beyond the control of the Plan. The Plan will notify you of the extension prior to the end of the 45-day period. If, after extending the time period for a first period of 30 days, the Plan Administrator determines that it will still be unable, for reasons beyond the control of the Plan, to make a decision within the extension period, the Plan may extend decision making for a second 30-day period. Appropriate notice will be provided to you before the end of the first 45 days and again before the end of each succeeding 30-day period. This notice will explain the circumstances requiring the extension and the date the Plan Administrator expects to render a decision. It will explain the standards on which entitlement to the benefits is based, the unresolved issues that prevent a decision, the additional issues that prevent a decision, and the additional information needed to resolve the issues. You will have 45 days from the date of receipt of the Plan Administrator’s notice to provide the information required.

If the Plan Administrator determines that all or part of the claim should be denied (an "adverse benefit determination"), it will provide a notice of its decision in written or electronic form explaining your appeal rights. An "adverse benefit determination" also includes a rescission, which is a retroactive cancellation or termination of entitlement to disability benefits. The notice will be provided in a culturally and linguistically appropriate manner and will state:

(a)The specific reason or reasons for the adverse determination.

(b)Reference to the specific Plan provisions on which the determination was based.

(c)A description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary.

(d)A description of the Plan's review procedures and the time limits applicable to such procedures. This will include a statement of your right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

(e)In the case of a claim for disability benefits if disability is determined by the Plan Administrator (rather than a third party such as the Social Security Administration), then the following additional information will be provided:

(i)A discussion of the decision, including an explanation of the basis for disagreeing with or not following:

The views you presented to the Plan of health care professionals treating the claimant and vocational professionals who evaluated you;

The views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with an adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or

A disability determination made by the Social Security Administration and presented by you to the Plan.

(ii)Either the internal rules, guidelines, protocols, or other similar criteria relied upon to make a determination, or a statement that such rules, guidelines, protocols, or other criteria do not exist.

(iii)If the adverse benefit determination is based on a medical necessity or experimental treatment and/or investigational treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances. If this is not practical, a statement will be included that such explanation will be provided to you free of charge, upon request.

(iv)A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.

If your claim has been denied, and you want to submit your claim for review, you must follow the Claims Review Procedure in the next question.

What is the Claims Review Procedure?

Upon the denial of your claim for benefits, you may file your claim for review, in writing, with the Administrator.

(a)YOU MUST FILE THE CLAIM FOR REVIEW NOT LATER THAN 60 DAYS (EXCEPT AS PROVIDED BELOW FOR DISABILITY CLAIMS) AFTER YOU HAVE RECEIVED WRITTEN NOTIFICATION OF THE DENIAL OF YOUR CLAIM FOR BENEFITS.

IF YOUR CLAIM IS FOR DISABILITY BENEFITS AND DISABILITY IS DETERMINED BY THE PLAN ADMINISTRATOR (RATHER THAN A THIRD PARTY SUCH AS THE SOCIAL SECURITY ADMINISTRATION), THEN INSTEAD OF THE ABOVE, YOU MUST FILE THE CLAIM FOR REVIEW NOT LATER THAN 180 DAYS FOLLOWING RECEIPT OF NOTIFICATION OF AN ADVERSE BENEFIT DETERMINATION. In the case of an adverse benefit determination regarding a rescission of coverage, YOU must request a review within 90 days of the notice.

(b)You may submit written comments, documents, records, and other information relating to your claim for benefits.

(c)You will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits.

(d)Your claim for review must be given a full and fair review. This review will take into account all comments, documents, records, and other information submitted by you relating to your claim, without regard to whether such information was submitted or considered in the initial benefit determination.

In addition to the Claims Review Procedure above, if your claim is for disability benefits and disability is determined by the Plan Administrator (rather than a third party such as the Social Security Administration), then:

(a)Your claim will be reviewed without deference to the initial adverse benefit determination and the review will be conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual.

(b)If the initial adverse benefit determination was based on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, the fiduciary will consult with a health care professional who was neither involved in or subordinate to the person who made the original benefit determination. This health care professional will have appropriate training and experience in the field of medicine involved in the medical judgment. Additionally, medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the initial determination will be identified.

(c)Any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with your adverse benefit determination will be identified, without regard to whether the advice was relied upon in making the benefit determination.

(d)If the Plan considers, relies upon or creates any new or additional evidence during the review of the adverse benefit determination, the Plan will provide such new or additional evidence to you, free of charge, as soon as possible and sufficiently in advance of the time within which a determination on review is required to allow you time to respond.

(e)Before the Plan issues an adverse benefit determination on review that is based on a new or additional rationale, the Plan Administrator must provide you with a copy of the rationale at no cost to you. The rationale must be provided as soon as possible and sufficiently in advance of the time within which a final determination on appeal is required to allow you time to respond.

The Administrator will provide you with written or electronic notification of the Plan's benefit determination on review. The Administrator must provide you with notification of this denial within 60 days (45 days with respect to claims relating to the determination of disability benefits) after the Administrator's receipt of your written claim for review, unless the Administrator determines that special circumstances require an extension of time for processing your claim. In such a case, you will be notified, before the end of the initial review period, of the special circumstances requiring the extension and the date a decision is expected. If an extension is provided, the Plan Administrator must notify you of the determination on review no later than 120 days (or 90 days with respect to claims relating to the determination of disability benefits).

The Plan Administrator will provide written or electronic notification to you in a culturally and linguistically appropriate manner. If the initial adverse benefit determination is upheld on review, the notice will include:

(a)The specific reason or reasons for the adverse determination.

(b)Reference to the specific Plan provisions on which the benefit determination was based.

(c)A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits.

(d)In the case of a claim for disability benefits, if disability is determined by the Plan Administrator (rather than a third party such as the Social Security Administration):

(i)Either the specific internal rules, guidelines, protocols, or other similar criteria relied upon to make the determination, or a statement that such rules, guidelines, protocols, or criteria do not exist.

(ii)If the adverse benefit determination is based on a medical necessity or experimental treatment and/or investigational treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances. If this is not practical, a statement will be included that such explanation will be provided to you free of charge, upon request.

(iii)A statement of your right to bring a civil action under section 502(a) of ERISA and, if the Plan imposes a contractual limitations period that applies to your right to bring such an action, a statement to that effect which includes the calendar date on which such limitation expires on the claim.

If the Plan offers voluntary appeal procedures, a description of those procedures and your right to obtain sufficient information about those procedures upon request to enable you to make an informed decision about whether to submit to such voluntary appeal. These procedures will include a description of your right to representation, the process for selecting the decision maker and the circumstances, if any, that may affect the impartiality of the decision maker. No fees or costs will be imposed on you as part of the voluntary appeal. A decision whether to use the voluntary appeal process will have no effect on your rights to any other Plan benefits.

(iv)A discussion of the decision, including an explanation of the basis for disagreeing with or not following:

the views presented by the claimant to the Plan of health care professionals treating you and vocational professionals who evaluated you;

the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with an adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or

a disability determination made by the Social Security Administration and presented by you to the Plan.

If you have a claim for benefits which is denied, then you may file suit in a state or federal court. However, in order to do so, you must file the suit not later than 180 days after the Administrator makes a final determination to deny your claim.

What are my rights as a Plan Participant?

As a Participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants are entitled to:

(a)Examine, without charge, at the Administrator's office and at other specified locations, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b)Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description. The Administrator may make a reasonable charge for the copies.

(c)Receive a summary of the Plan's annual financial report. The Administrator is required by law to furnish each Participant with a copy of this summary annual report.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court. You and your beneficiaries can obtain, without charge, a copy of the "qualified domestic relations order" (QDRO) procedures from the Administrator.

If it should happen that the Plan's fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. The court may order you to pay these costs and fees if you lose or if, for example, it finds your claim is frivolous.

What can I do if I have questions or my rights are violated?

If you have any questions about the Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE XII

GENERAL INFORMATION ABOUT THE PLAN

There is certain general information which you may need to know about the Plan. This information has been summarized for you in this Article.

Plan Name

The full name of the Plan is Weis Markets, Inc. Retirement Savings Plan.

Plan Number

Your Employer has assigned Plan Number 004 to your Plan.

Plan Effective Dates

Effective Date. This Plan was originally effective on July 1, 1994. The amended and restated provisions of the Plan become effective on December 16, 2019.

Other Plan Information

Valuation date. Valuations of the Plan assets are generally made every business day. Certain distributions are based on the Anniversary Date of the Plan. This date is the last day of the Plan Year.

Plan Year. The Plan's records are maintained on a twelve‑month period of time. This is known as the Plan Year. The Plan Year begins on January 1st and ends on December 31st.

The Plan and Trust will be governed by the laws of Connecticut to the extent not governed by federal law.

Benefits provided by the Plan are NOT insured by the Pension Benefit Guaranty Corporation (PBGC) under Title IV of the Employee Retirement Income Security Act of 1974 because the insurance provisions under ERISA are not applicable to this type of Plan.

Service of legal process may be made upon your Employer. Service of legal process may also be made upon the Trustee or Administrator.

Employer Information

Your Employer's name, contact information and identification number are:

Weis Markets, Inc.

1000 S Second Street, PO Box 471

Sunbury,  Pennsylvania 17801-0471

24-0755415

Telephone: (570) 286-4571

Administrator Information

The Administrator is responsible for the day‑to‑day administration and operation of the Plan. For example, the Administrator maintains the Plan records, including your account information, provides you with the forms you need to complete for Plan participation, and directs the payment of your account at the appropriate time. The Administrator will also allow you to review the formal Plan document and certain other materials related to the Plan. If you have any questions about the Plan or your participation, you should contact the Administrator. The Administrator may designate other parties to perform some duties of the Administrator.

The Administrator has the complete power, in its sole discretion, to determine all questions arising in connection with the administration, interpretation, and application of the Plan (and any related documents and underlying policies). Any such determination by the Administrator is conclusive and binding upon all persons.

Your Administrator's name and contact information are:

Weis Markets, Inc.

1000 S Second Street, PO Box 471

Sunbury,  Pennsylvania 17801-0471

Telephone: (570) 286-4571

Plan Trustee Information and Plan Funding Medium

All money that is contributed to the Plan is held in a Trust Fund. The Trustee is responsible for the safekeeping of the Trust Fund. The Trust Fund is the funding medium used for the accumulation of assets from which benefits will be distributed. While all the Plan assets are held in a Trust Fund, the Administrator separately accounts for each Participant's interest in the Plan.

The Plan's Trustee is:

Voya Institutional Trust Company

One Orange Way

Windsor,  Connecticut 06095

Telephone: (800) 584-6001